Exhibit 5.2

Eastern Gas Transmission and Storage, Inc.
6603 West Broad Street
Richmond, Virginia 23230
(804) 613-5100 Telephone
E-mail: Anne.Bomar@bhegts.com

ANNE E. BOMAR
Senior Vice President and General Counsel

July 25, 2022

Eastern Gas Transmission and Storage, Inc.

6603 West Broad Street

Richmond, Virginia 23230

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Eastern Gas Transmission and Storage, Inc., a Delaware corporation (the “Company”). The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement (File Number 333-266049) on Form S-4 initially filed on July 7, 2022, as subsequently amended on July 25, 2022 (as amended, the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein in connection with the offering by the Company of up to $110,883,000 aggregate principal amount of its 3.600% Senior Notes due 2024 (the “2024 Exchange Notes”), $425,807,000 aggregate principal amount of its 3.000% Senior Notes due 2029 (the “2029 Exchange Notes”), $345,944,000 aggregate principal amount of its 4.800% Senior Notes due 2043 (the “2043 Exchange Notes”), $443,678,000 aggregate principal amount of its 4.600% Senior Notes due 2044 (the “2044 Exchange Notes”) and $273,667,000 aggregate principal amount of its 3.900% Senior Notes due 2049 (the “2049 Exchange Notes” and, together with the 2024 Exchange Notes, 2029 Exchange Notes, 2043 Exchange Notes and 2044 Exchange Notes, the “Exchange Notes”) in exchange for up to $110,883,000 aggregate principal amount of its 3.600% Senior Notes due 2024 (the “2024 Initial Notes”), $425,807,000 aggregate principal amount of its 3.000% Senior Notes due 2029 (the “2029 Initial Notes”), $345,944,000 aggregate principal amount of its 4.800% Senior Notes due 2043 (the “2043 Initial Notes”), $443,678,000 aggregate principal amount of its 4.600% Senior Notes due 2044 (the “2044 Initial Notes”) and $273,667,000 aggregate principal amount of its 3.900% Senior Notes due 2049 (the “2049 Initial Notes” and, together with the 2024 Initial Notes, 2029 Initial Notes, 2043 Initial Notes and 2044 Initial Notes, the “Initial Notes”), respectively.

The Exchange Notes are to be issued pursuant to the Indenture, dated as of June 30, 2021 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), (i) as supplemented with respect to the 2049 Initial Notes by the First Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “First Supplemental Indenture”), (ii) as supplemented with respect to the 2044 Initial Notes by the Second Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “Second Supplemental Indenture”), (iii) as supplemented with respect to the 2043 Initial Notes by the Third Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “Third Supplemental Indenture”), (iv) as supplemented with respect to the 2029 Initial Notes by the Fourth Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “Fourth Supplemental Indenture”) and (v) as supplemented with respect to the 2024 Initial Notes by the Fifth Supplemental Indenture, dated as of June 30, 2021, by and between the Company and the Trustee (the “Fifth Supplemental Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Supplemental Indentures”). The Base Indenture, as amended and supplemented by the Supplemental Indentures, is referred to herein as the “Indenture.”

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Indenture, the Initial Notes and the Exchange Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that (i) the Company has been duly incorporated, is validly existing and in good standing under the laws of Delaware and has all requisite power to execute, deliver and perform its obligations under the Indenture and the Exchange Notes; (ii) the execution and delivery of the Indenture and the Exchange Notes by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate the charter or bylaws of the Company or any law, regulation, order, judgment or decree applicable to the Company; and (iii) the Indenture and the Exchange Notes have been duly executed and delivered by the Company.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. I am not admitted to practice in the State of Delaware; however, I am generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as I consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of Delaware and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Anne E. Bomar
Anne E. Bomar
Senior Vice President and General Counsel